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                                                                      EXHIBIT 12

                    NABORS INDUSTRIES, LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)




                                                             Year Ended December 31,
                                                    ------------------------------------------
                                                       2003            2002            2001
                                                    ----------      ----------      ----------
Income before income taxes                          $  174,623      $  140,774      $  557,612
Less earnings from affiliates, net of dividends           (919)         (4,900)        (15,833)
Add amortization of capitalized interest                   896             843             768
Add fixed charges as adjusted (from below)              74,107          70,341          63,774
                                                    ----------      ----------      ----------
   Earnings                                         $  248,707      $  207,058      $  606,321
                                                    ----------      ----------      ----------

Fixed charges:
 Interest expense:
   Interest on indebtedness                         $   39,585      $   31,156      $   22,921
   Capitalized                                             903           1,125           1,609
 Amortization of debt related costs (1)                 31,155          35,912          37,801
 Interest portion of rental expense                      3,367           3,273           3,052
                                                    ----------      ----------      ----------
 Fixed charges before adjustments                       75,010          71,466          65,383
 Less capitalized interest                                (903)         (1,125)         (1,609)
                                                    ----------      ----------      ----------
 Fixed charges as adjusted                          $   74,107      $   70,341      $   63,774
                                                    ----------      ----------      ----------

Ratio (earnings divided by fixed charges
 before adjustments)                                      3.32            2.90            9.27
                                                    ----------      ----------      ----------


(1) Includes deferred financing, discount and premium amortization.